Exhibit 99.1

Rogers Corporation Reports All-Time Record Quarterly Sales for the Third Quarter of 2011

ROGERS, Conn.--(BUSINESS WIRE)--October 31, 2011--Rogers Corporation (NYSE:ROG) announced today record quarterly sales for the third quarter of 2011 of $147.6 million and earnings of $0.85 per diluted share, which includes non-recurring, net favorable impacts equal to $0.04 per diluted share that is comprised of $0.06 per diluted share related to net favorable tax adjustments partially offset by an unfavorable $0.02 per diluted share related to commodity hedge mark to market adjustments. This is the third consecutive quarter the Company reported record quarterly sales. Both sales and earnings compare favorably with the Company’s third quarter guidance announced on August 1, 2011 of sales of $144 - $149 million and earnings of $0.75 - $0.81 per diluted share. In the third quarter of 2010, the Company reported revenues of $101.3 million with earnings of $0.55 per diluted share.

High Performance Foams

High Performance Foams reported all-time record sales of $49.8 million for the third quarter of 2011, an increase of 22.7% compared to third quarter 2010 sales of $40.6 million. Seasonal increases in production of mobile internet devices, augmented by the Company's strong position in large touch-screen devices, drove record sales of the urethane foams product lines. The Company's unique PORON® XRD® shock-absorbing materials continued to gain business in brand-name sports and impact applications for its combination of light weight, breathability, and impact absorption properties. Sales of silicone foams continued to be strong, particularly in Mass Transit and Clean Technology applications. Both of the Company's foam product lines grew significantly in hybrid electric vehicles during the quarter.

Power Electronic Solutions

Curamik Electronic Solutions reported record sales of $36.8 million for the third quarter of 2011. The continued growth of Curamik's sales is the result of the ongoing demand for IGBT (Insulated Gate Bipolar Transistor) power modules across all major applications and market segments. Demand was particularly strong in Europe and Japan. Curamik’s products are sold into major markets such as energy efficient motor drives, wind and solar power generation, and hybrid electric vehicle applications. Power Distribution Systems third quarter 2011 sales were $11.3 million compared to $10.4 million in the third quarter of 2010, an increase of 8.7%. The Company has short term concerns for demand in its Power Electronic Solutions business because China is currently addressing safety concerns related to railway incidents and issues with wind and solar energy connections to the grid, all of which are unrelated to the Company’s products. The Company believes these issues will be addressed and in the long term could benefit this business going forward by creating increased demand for the Company’s products.

Printed Circuit Materials

Sales of Printed Circuit Materials totaled $43.0 million for the third quarter 2011, an increase of 15.0% from the $37.4 million reported in the third quarter of 2010. The increase was primarily due to continued strong worldwide demand for advanced high frequency circuit materials in the wireless infrastructure market, for the global expansion of 3G and 4G systems, and in radar applications for both high reliability and automotive markets. High frequency circuit materials for automotive blind spot detection systems are continuing to make progress as these systems are getting designed-in on more vehicles.

Joint Ventures

Rogers’ 50% owned High Performance Foams joint ventures had sales totaling $18.1 million this quarter compared to the $20.1 million sold in the third quarter of 2010. Joint venture sales this quarter were lower than last year’s third quarter due to continued weakness in the Japanese domestic and export markets, particularly LCD TV's, domestic mobile phones and general industrial applications.

Operational Highlights

Rogers’ balance sheet ended the third quarter of 2011 with cash and short term investments of $71.1 million and auction rate securities of $29.5 million at par value. Capital expenditures were approximately $4.5 million for the third quarter 2011 and are expected to total approximately $25 million for the year.

In the third quarter, the Company reported a gross margin of 33.8%, which was in line with expectations. The Company’s third quarter effective tax rate was 15.2%. The tax rate was favorably impacted by the settlement of tax matters in foreign jurisdictions, and other one-time discrete items. The Company believes its annual effective tax rate will be approximately 21% for 2011.

Bruce D. Hoechner, Rogers’ new President and CEO commented: "During the quarter we continued to set new milestones for the Company. We achieved record sales for the third quarter of 2011, aided by our Curamik acquisition, which continues to exceed our expectations with its third consecutive quarter of sequential growth since the acquisition. In addition, year-over-year sales growth in our three core businesses (High Performance Foams, Printed Circuit Materials and Power Electronic Solutions) was about 18% for the quarter. During the quarter we also extended and expanded our relationship with Hitachi Chemical beyond the Theta® digital product line. With this new arrangement in place, we have exclusive global marketing and lamination rights to all future high speed digital products made or developed by Hitachi or Rogers except for those customers that are reserved by Hitachi. As we approach the end of the year we are seeing a significant slowing in demand in the wireless infrastructure market, which historically experiences variability on a quarter-by-quarter basis. Also, we believe that the mass transit, solar and wind turbine markets will likely be weak for the next six months. Lastly, we expect the mobile internet device market to experience a typical seasonal adjustment in the fourth quarter. Despite these factors our intermediate and long-term view of the megatrend markets remains unchanged as we believe there will be significant ongoing growth opportunities. Taking all this into consideration my current expectation is for fourth quarter sales of $131-$138 million and earnings of $0.43- $0.53 per diluted share."

About Rogers Corporation

Rogers Corporation (NYSE:ROG) is a global technology leader in specialty materials and components that enable high performance and reliability of consumer electronics, power electronics, mass transit, clean technology, and telecommunications infrastructure. With more than 179 years of materials science and process engineering knowledge, Rogers provides product designers with solutions to their most demanding challenges. Rogers’ products include advanced circuit materials for wireless infrastructure, power amplifiers, radar systems, high speed digital; power electronics for high-voltage rail traction, hybrid electric vehicles, wind and solar power conversion; and high performance foams for sealing and energy management in smartphones, aircraft and rail interiors, automobiles and apparel; and other advanced materials for diverse markets including defense and consumer products. Headquartered in Connecticut (USA), Rogers operates manufacturing facilities in the United States, Belgium, China, Germany, and South Korea, with joint ventures and sales offices worldwide. For more information, visit www.rogerscorp.com.

Safe Harbor Statement

Statements in this news release, including but not limited to projections of financial results and planned operational enhancements that are not strictly historical may be deemed to be “forward looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and are subject to uncertainties and risks. These uncertainties and risks include, but are not limited to, changing business, economic, and political conditions both in the United States and in other countries, particularly in light of the sovereign debt issues globally, market demand and pricing, the possibility that anticipated benefits of acquisitions may not materialize as expected, competitive and cost factors, unanticipated delays or problems in completing our planned operational enhancements to various facilities, rapid technological change, new product introductions, legal proceedings, and the like. Forward looking statements in this press release should be evaluated together with these as well as the other uncertainties and risks that affect Rogers Corporation’s business, particularly those discussed in its most recent Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward looking statements. All information in this press release is as of October 31, 2011 and Rogers undertakes no duty to update this information unless required by law.

Additional Information and November 1, 2011 Conference Call

For more information, please contact the Company directly, visit Rogers’ website on the Internet, or send a message by email.

Website Address: http://www.rogerscorp.com

A conference call to discuss third quarter results will be held on Tuesday, November 1, 2011 at 9:00AM (Eastern Time).

The Rogers participants in the conference call will be:

Robert D. Wachob, Chairman of the Board
Bruce D. Hoechner, President and CEO
Dennis M. Loughran, Vice President Finance and CFO

A Q&A session will immediately follow management’s comments.

To participate in the conference call, please call:

1-800-574-8929	Toll-free in the United States
1-973-935-8524	Internationally
There is no passcodefor the live teleconference.

For playback access, please call: 1-855-859-2056 in the United States and 1-404-537-3406 internationally through 11:59PM (Eastern Time), Tuesday, November 8, 2011. The passcode for the audio replay is 20557517.

The call will also be webcast live in a listen-only mode. The webcast may be accessed through links available on the Rogers Corporation website at www.rogerscorp.com/ir. Replay of the archived webcast will be available on the Rogers website approximately two hours following the webcast.

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Nine Months Ended
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Net sales	$147,608	$101,331	$427,353	$281,876
Cost of sales	97,689	64,496	287,131	177,447
Gross margin	49,919	36,835	140,222	104,429

Selling and administrative expenses	27,860	20,793	79,196	65,476
Research and development expenses	5,441	4,792	17,636	14,214
Operating income	16,618	11,250	43,390	24,739

Equity income in unconsolidated joint ventures	1,290	2,373	4,041	6,348
Other income, net	302	(759)	1,931	1,051
Net realized gain (loss)	(235)	(149)	(203)	(267)
Interest income (expense), net	(1,040)	70	(3,884)	174
Income before income taxes	16,935	12,785	45,275	32,045

Income tax expense	2,579	3,929	9,356	8,022
Net income	$14,356	$8,856	$35,919	$24,023

Net income per share:
Basic	$0.89	$0.56	$2.25	$1.52
Diluted	$0.85	$0.55	$2.15	$1.50

Shares used in computing:
Basic	16,106,054	15,816,131	15,981,337	15,790,161
Diluted	16,934,423	16,006,948	16,713,837	15,962,887

Condensed Consolidated Statements of Financial Position (Unaudited)

(IN THOUSANDS)	September 30, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$71,148	$80,135
Short term investments	-	186
Accounts receivable, net	93,049	61,995
Accounts receivable from joint ventures	2,573	1,338
Accounts receivable, other	3,298	3,773
Taxes receivable	255	1,706
Inventories	80,865	47,574
Prepaid income taxes	4,930	1,938
Deferred income taxes	2,178	1,492
Asbestos related insurance receivables	8,563	8,563
Assets held for sale	1,841	5,841
Other current assets	9,805	7,042
Total current assets	278,505	221,583

Property, plant and equipment, net	150,096	120,087
Investments in unconsolidated joint ventures	27,663	25,452
Deferred income taxes	15,609	17,120
Goodwill and other intangibles	170,603	35,984
Asbestos related insurance receivables	20,733	20,733
Long term marketable securities	26,031	33,592
Investments, other	5,000	5,000
Other long term assets	8,422	5,323
Total assets	$702,662	$484,874

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$22,642	$16,296
Accrued employee benefits and compensation	30,640	26,692
Accrued income taxes payable	4,021	1,528
Current portion of lease obligation	1,657	-
Current portion of long term debt	6,250	-
Asbestos related liabilities	8,563	8,563
Other current liabilities	15,452	12,362
Total current liabilities	89,225	65,441

Long term debt	122,500	-
Long term lease obligation	8,149	-
Pension liability	26,980	31,980
Retiree health care and life insurance benefits	8,144	8,144
Asbestos related liabilities	21,159	21,159
Non-current income tax	17,885	15,339
Deferred income taxes	24,794	8,745
Other long term liabilities	637	3,534
Shareholders’ equity	383,189	330,532
Total liabilities and shareholders’ equity	$702,662	$484,874

CONTACT:
Rogers Corporation
Financial News Contact:
Dennis M. Loughran, 860-779-5508
Vice President Finance and Chief Financial Officer
FAX: 860-779-4714
or
Investor Contact:
William J. Tryon, 860-779-4037
Manager of Investor and Public Relations
FAX: 860-779-5509
william.tryon@rogerscorp.com